Exhibit 21

ALGODYNE ETHANOL ENERGY CORP.

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage Share Ownership
Freshly Pressed Enterprises Inc.	British Columbia	100%
Algodyne Energy Operating Corp.	Nevada	100%